Exhibit 10.1

ASSIGNMENT AMENDMENT TO

THE SERVICES AGREEMENT

Contract Number DH-IT-1186

This Assignment Amendment (the “Amendment”) is made effective this October 20, 2022 (the “Amendment Effective Date”) by and between, on the one hand, Dignity Health, a California non-profit, public benefit corporation, and CommonSpirit Health (f/k/a Catholic Health Initiatives), a Colorado non-profit corporation (“CommonSpirit”) and, on the other hand, Augmedix Operating Corp. f/k/a Augmedix, Inc., a Delaware corporation (“Vendor” or “Augmedix”).

WHEREAS, Dignity Health and Vendor entered into that certain Services Agreement dated September 1, 2015, as may be amended (the “Agreement”); and

WHEREAS, Dignity Health has affiliated with Catholic Health Initiatives, which has been renamed CommonSpirit Health and become the parent company of Dignity Health (the “Ministry Alignment”); and

WHEREAS, CommonSpirit Health, Dignity Health, and Vendor agree that it is in their mutual and reciprocal interest to assign the Agreement so that CommonSpirit Health and its Affiliates may order products, services, and subscriptions from Vendor through the Agreement;

NOW, THEREFORE, the parties hereby agree, as of the Amendment Effective Date:

1.	Assignment of Agreement to CommonSpirit Health. Dignity Health hereby assigns all its rights, responsibilities, and obligations under the Agreement to CommonSpirit Health; CommonSpirit Health hereby assumes all such rights and responsibilities; and Vendor hereby consents to such assignment in full, and as of the Amendment Effective Date, releases Dignity Health from liability it had as the contracting party to the Agreement. For the avoidance of doubt, this Assignment shall not assign to CommonSpirit (i) the Amended and Restated Statement of Work, dated January 24, 2019, as amended, by and between Dignity Health and Augmedix, and (ii) Statement of Work No. 2, dated March 2, 2020, as amended, by and between Dignity Health and Augmedix.

2.	Name Change. The Agreement is hereby amended to replace all instances of the term “Dignity Health” with the new term “CommonSpirit Health,” including but not limited to situations where the term is used as part of another defined term. The following is hereby added as a cover sheet to the Agreement:

Name:	Augmedix Operating Corp. f/k/a Augmedix, Inc. (“Vendor” or “Augmedix”)	and	CommonSpirit Health on behalf of itself and its Affiliates (collectively “CommonSpirit”)
Type of entity:	Corporation		Nonprofit corporation
State of formation:	Delaware		Colorado
Contact Person and information for Notices:	Augmedix Operating Corp. 111 Sutter St., Suite 1300 San Francisco, CA Attn: Jonathan Hawkins, Chief Revenue Officer jon@augmedix.com		CommonSpirit Health 3033 N. Ave. Phoenix, AZ 85013 Attention: Contract Management Supply and Service Resource Management management.contract@dignityhealth.org
Copy of all Notices (which will not constitute notice) to:	Augmedix Operating Corp. 111 Sutter St., Suite 1300 San Francisco, CA Attn: Legal Department legal@augmedix.com		CommonSpirit Health 198 Inverness Drive West Englewood, CO 80112 Attention: General Counsel

3.	Definition of Affiliate. The definition of Affiliate in Section 1(b) of the Agreement is deleted in its entirety and replaced with the following:

““Affiliate” means, with respect to a specified party, any person, firm, corporation, partnership, or other entity that is controlling, controlled by, or is under common control with that specified party. With respect to CommonSpirit, “Affiliate” also includes any person, firm, corporation, partnership, or other entity that: (a) is managed, operated or controlled, directly or indirectly, by CommonSpirit, Dignity Health, or Dignity Community Care (“DCC”), a Colorado non-profit corporation respectively; or (b) is an Accountable Care Organization or Clinically Integrated Network, physician group, satellite office, or entity associated with CommonSpirit, Dignity Health, or DCC, to which they now or in the future respectively provide information technology or management services. For purposes of this definition “control” means (y) the ability to appoint management or the majority of an entity’s board of directors, or (z) ownership or control of fifty percent (50%) or greater of the voting rights of the entity in question or the power to otherwise direct the affairs of the entity in question.”

4.	New Enterprise Agreement. Notwithstanding the assignment of the Agreement without modification, the parties understand and agree that Augmedix and the CommonSpirit intend to discuss and negotiate in good faith a new or amended and restated enterprise agreement related to the Services. Upon execution of a new or amended and restated definitive enterprise agreement between Augmedix and CommonSpirit, such enterprise agreement shall replace and supersede this Agreement and any other agreement with a CommonSpirit Affiliate on the same subject matter.

5.	Further Terms. The parties agree to supplement this Assignment Amendment with a further amendment containing additional terms, including an updated Business Associate Agreement, within sixty (60) days of the Amendment Effective Date.

6.	This Amendment is incorporated into the Agreement and made a part thereof. All other terms, conditions and obligations of the Agreement are hereby ratified, reaffirmed and remain in full force and effect. Capitalized terms used but not defined herein will have the meanings given such terms in the Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, the terms and conditions of this Amendment control. Execution and delivery of this Amendment shall be legally valid and effective through: (i) executing and delivering the paper copy of the document; (ii) transmitting the executed paper copy of the document by facsimile transmission, or electronic mail in “portable document format” (“.pdf”) or other electronically scanned format; or (iii) creating, generating, sending, receiving or storing by electronic means this Amendment, the execution of which is accomplished through use of an electronic process associated with this Agreement, and executed or adopted by a Party with the intent to execute this Amendment (i.e., “electronic signature” through a process such as DocuSign®).

IN WITNESS WHEREOF, each Party has caused this Amendment to be executed by its duly authorized officer or delegate, as of the Amendment Effective Date.

COMMONSPIRIT HEALTH		DIGNITY HEALTH

Signed:	/s/ John Flynn	Signed:	/s/ John Flynn

Printed:	John Flynn	Printed:	John Flynn

Title:	Senior Vice President PE TX CSH	Title:	Senior Vice President PE TX CSH

Date:	October 30, 2022	Date:	October 30, 2022

AUGMEDIX OPERATING CORP. F/K/A AUGMEDIX, INC.

Signed:	/s/ Manny Krakaris

Printed:	Manny Krakaris

Title:	CEO

Date:	October 31, 2022